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                                                                      EXHIBIT 4b


                       PERKINS FAMILY RESTAURANTS, L.P.
       RESTRICTED LIMITED PARTNERSHIP UNIT PLAN AS AMENDED AND RESTATED


         The Amendment to Perkins Family Restaurants, L.P. Restricted Limited Partnership Unit Plan was approved and adopted by Perkins Management Company, Inc. ("PMC") in its capacity as General Partner of Perkins Family Restaurants, L.P. ("Perkins, L.P.") on February 10, 1995.

         WHEREAS , a Restricted Limited Partnership Unit Plan (the "Plan") was approved by PMC in its capacity as General Partner of Perkins, L.P. on October 22, 1987, and amended and restated on May 24, 1990; and

         WHEREAS , PMC in its capacity as General Partner of Perkins, L.P., desires to amend the Plan, pursuant to its authority under Section 4.3(a) of the Amended and Restated Agreement of Limited Partnership of Perkins, L.P.;

         NOW THEREFORE, PMC hereby amends and restates the Plan, as follows:

Section 1. Purpose.

         The purpose of the Plan is to attract new and retain existing (i) persons to be employed by any of PMC, Perkins, L.P., Perkins Restaurants Operating Company, L.P. ("PROC"), Perkins Restaurants, Inc. ("PRI") or any of their affiliates and (ii) directors of PMC (employees of any of such entities and Directors of PMC being herein collectively referred to as the "Partnership Employees") and to motivate and reward them to exert their best efforts on behalf of Perkins, L.P. by permitting such Partnership Employees to obtain an equity interest through the acquisition of units of limited partnership interests (the "Units") in Perkins, L.P.

Section 2. Administration.

         The Plan will be administered by a committee established by the Board of Directors of PMC consisting of three or more persons who may or may not be Board members (the "Committee"). The members of the Committee are not eligible to receive an award under the Plan. The Committee shall have full and final authority in its discretion to conclusively interpret the provisions of the Plan; to decide all questions of fact arising in its application; to determine the Partnership Employees to whom awards shall be made under the Plan; to determine the awards to be made and the amount, terms and restrictions of each such award; to determine the time when awards will be granted; and to






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make all other determinations necessary or advisable for the administration of the Plan.

Section 3. Establishment of Unit Reserve.

         The total number of Units which may be issued under the Plan shall not exceed, in the aggregate, 450,000 Units. Units issued under the Plan and later forfeited and returned to Perkins, L.P. pursuant to the Plan shall be added back to the Unit Reserve and shall again become available for award under the Plan.

Section 4. Eligibility.

         Persons eligible to receive awards under the Plan shall be limited to Partnership Employees approved by the Committee and who, in the judgment of the Committee, make significant contributions to Perkins, L.P. (a "Recipient").

Section 5. Awards.

         The Committee, in its sole discretion, may from time to time, award Units, subject to the restrictions hereinafter described, to Recipients. The terms and conditions of each award shall be set forth in an agreement or agreements (the "Agreement") between Perkins, L.P. and the Recipient. Such terms and conditions shall include the following provisions, as well as such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Committee:

         (a) Number of Units.  The number of Units awarded.


         (b) Restricted Period. At the time of each award, the Committee shall establish a restricted period with respect to each award, which period shall not exceed ten years, provided however, that any award made after February 13, 1995 may be restricted for an indefinite period of time (the "Restricted Period"). A Partnership Employee shall not be entitled to all of the rights of ownership of the Units subject to the award unless he remains in the employ of Perkins, PMC, Perkins, L.P., PROC, PRI or any of their affiliates during the Restricted Period. The Committee may at any time accelerate the lapse of the restrictions with respect to all or any part of an award.

Section 6. Assignability.

A Recipient may not, during the applicable Restricted Period, transfer any of his rights to any Units. Each depository receipt for each Unit awarded under the Plan shall bear a legend similar to the following:





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                 THE SALE, TRANSFER, PLEDGE, HYPOTHECATION OR
                 OTHER DISPOSITION OF THIS SECURITY IS
                 RESTRICTED BY THE PROVISIONS OF AN AGREEMENT
                 BETWEEN THE UNITHOLDER AND PERKINS FAMILY
                 RESTAURANTS, L.P. ("PERKINS"), A COPY OF
                 WHICH IS ON FILE AT PERKINS' OFFICE.

Section 7. Exceptions to Restrictions.

         Notwithstanding the provisions of Sections 5, 6 and 7, if the employment of a Recipient during the Restricted Period applicable to Units awarded under the Plan terminates (i) by reason of the death or disability of the Recipient or the retirement of the Recipient at the age of 65 or over, or
(ii) by reason of any other circumstances the Committee shall find acceptable, the Committee may, in its discretion, waive the Restricted Period so as to free the Recipient's Units from all restrictions. If a Recipient ceases to be a Partnership Employee during the Restricted Period for any other reason all Units awarded to the Recipient which are still subject to restrictions at the time Recipient ceases to be an employee shall be forfeited and returned to Perkins, L.P.

Section 8. Certificate.

         Each certificate issued in respect of Units awarded under the Plan shall be registered in the name of the Recipient and shall be deposited by him
together with an assignment endorsed in blank with Perkins, L.P.   At the
expiration or termination of the Restricted Period referred to above, Perkins, L.P. shall deliver to the Recipient the certificate for the Units deposited with it.

Section 9. Non-Uniform Determinations.

         The Committee's determinations under the Plan (including, without limitation, determinations of the persons to receive awards, the form, amount and the timing of such awards and the terms and restrictions placed on such awards) need not be uniform regardless of whether Recipients are similarly situated.

Section 10. Adjustment in Event of Change in Capitalization.

         In the event of a Unit split, Unit dividend, combination of Units, merger or other relevant change in capitalization, the Committee may, in its discretion, appropriately adjust the number and kind of Units covered by the Plan and the number and kind of Units previously awarded.

Section 11. Amendment and Discontinuance.

         The Committee may from time to time amend or revise the terms of the Plan, or may discontinue the Plan at any time as permitted by law.





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Section 12. No Right to Employment.

         Neither the existence of the Plan nor the grant of any Units pursuant to the Plan shall create in any Partnership Employee the right to continue to be employed by the Partnership or any of its affiliates. Except as otherwise expressly provided in a written agreement, employment shall be "at will" and shall be terminable "at will" with or without cause. Any oral statements or promises to the contrary are not binding upon Perkins, L.P. and its affiliates or the Partnership Employee.

Section 13. Applicable Laws and Regulations.

         Perkins, L.P.'s obligations to deliver Units pursuant to awards is subject to such compliance as Perkins, L.P. deems necessary or advisable with federal and state laws, rules and regulations or listing requirements of any national securities exchange on which the Units may be listed.

Section 14. Indemnification of Committee.

         Perkins, L.P. shall indemnify the members of the Committee against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, any award of any Units under the Plan, and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding. Upon the institution of any such action, suit or proceeding, a Committee member shall notify Perkins, L.P. in writing, giving Perkins, L.P. an opportunity, at its own expense, to handle and defend the same before such Committee member undertakes to handle it on his or her own behalf.

Section 15. Miscellaneous.

         A. No person shall at any time have any right to receive any award under this Plan.

         B. The Committee may make such arrangements with Recipients for the payment of any withholding taxes required by applicable Federal and State laws with respect to awards of Units or any distribution thereon as the Committee deems appropriate.

         C. A Recipient's rights and interests under this Plan may not be assigned or transferred except by will or by laws of descent and distribution.

Section 16. Effective Date.

         The Plan became effective October 22, 1987.





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